UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 22, 2019 (March 18, 2019)

AFFINION GROUP HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-55577	16-1732155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 High Ridge Park

Stamford, CT 06905

(Address of Principal Executive Offices)

(203) 956-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

As used herein, the terms “Affinion,” “we,” “us,” “our” and the “Company” refer to Affinion Group Holdings, Inc. (“Affinion Holdings”) and its consolidated subsidiaries.

Supplemental Indenture

On March 20, 2019, Affinion Group, Inc., a Delaware corporation (“Affinion Group”), entered into Supplemental Indenture No. 1 (the “Supplemental Indenture”) between Affinion Group and Wilmington Trust, National Association, as trustee (the “Trustee”), to the indenture, dated as of May 10, 2017 (the “Existing Indenture”), among Affinion Group, the subsidiary guarantors named therein and the Trustee, relating to Affinion Group’s Senior Cash 12.5% / PIK Step-Up to 15.5% Notes due 2022 (the “Existing Notes”).

The Supplemental Indenture amends the Existing Indenture by (a) eliminating substantially all of the restrictive covenants, (b) making amendments to certain existing terms and (c) eliminating certain events of default and related provisions contained in the Existing Indenture (the “Amendments”).

The Existing Indenture provides that a supplemental indenture of this type may be entered into upon receipt of consents from holders representing at least a majority of the outstanding principal amount of Existing Notes (as calculated in accordance with the Existing Indenture). Prior to the execution of the Supplemental Indenture, we solicited and received the required consents to the Amendments in connection with the offer to exchange and consent solicitation for the outstanding Existing Notes (the “Exchange Offer”). The Amendments become operative only upon the consummation of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on April 5, 2019, unless extended or earlier terminated (the “Expiration Time”).

As of the date hereof, Affinion Group has received consents from the lenders holding approximately $912 million (96.8%) aggregate principal amount of the outstanding term loans and revolving loans under the Credit Agreement, dated as of May 10, 2017, among Affinion Group, Affinion Holdings, the lenders from time to time party thereto, HPS Investment Partners, LLC, as administrative agent and collateral agent for the lenders, and HPS Investment Partners, LLC as lead arranger, syndication agent, documentation agent and bookrunner (as amended, by that First Amendment to Credit Agreement, dated November 30, 2017, Second Amendment to Credit Agreement, dated May 4, 2018, Third Amendment to Credit Agreement, dated July 16, 2018, Fourth Amendment to Credit Agreement, dated as of November 14, 2018, and as further amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Existing Credit Agreement”) to enter into certain amendments to the Existing Credit Agreement.

It is expected that given the received consents of the lenders under the Existing Credit Agreement and the satisfaction of the minimum condition in the Exchange Offer (including the receipt of the required consents), the settlement date for the previously announced comprehensive out-of-court recapitalization of the existing debt of Affinion Group, including the Exchange Offer, will be April 10, 2019, which is the third business day following the Expiration Time, or as soon as practicable thereafter.

A copy of the Supplemental Indenture is attached hereto as Exhibit 4.1 and incorporated herein by reference. The foregoing description of the Supplemental Indenture is qualified in its entirety by reference to the full text of the Supplemental Indenture.

Amendment to Second Forbearance Agreement

As previously disclosed, on March 1, 2019, Affinion Group entered into a forbearance agreement (the “Second Forbearance Agreement”) with the requisite lenders under the Existing Credit Agreement in which such requisite lenders agreed to forbear until the earlier of June 3, 2019 and certain events of termination, from taking any action with respect to certain defaults and/or events of default under the Existing Credit Agreement. On March 22, 2019, Affinion Group entered into an amendment to the Second Forbearance Agreement (the Second Forbearance Agreement, as so amended, the “Amended Second Forbearance Agreement”) to add to the list of specified defaults and/or events of default under the Existing Credit Agreement with respect to which requisite lenders agree to forbear from taking any action until the earlier of June 3, 2019 and certain events of termination, the failure of Affinion Group to make any additional scheduled payments of interest and principal under the Existing Credit Agreement through June 3, 2019.

Item 8.01.	Other Events.

On March 18, 2019, Affinion Holdings and Affinion Group issued a press release announcing (1) the results of the Exchange Offer as of 5:00 p.m., New York City time, on March 15, 2019, including the satisfaction of the minimum condition in the Exchange Offer, and (2) the receipt of the required consents to the Amendments to the Existing Indenture. A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Exhibit

4.1	Supplemental Indenture No. 1 dated March 20, 2019, to the Existing Indenture

99.1	Press Release issued by Affinion Group Holdings, Inc. and Affinion Group, Inc. dated March 18, 2019

EXHIBIT INDEX

Number	Exhibit

4.1	Supplemental Indenture No. 1 dated March 20, 2019, to the Existing Indenture

99.1	Press Release issued by Affinion Group Holdings, Inc. and Affinion Group, Inc. dated March 18, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINION GROUP HOLDINGS, INC.

Date: March 22, 2019	By:	/s/ Gregory S. Miller
		Name:	Gregory S. Miller
		Title:	Executive Vice President, Chief Financial Officer and Chief Operating Officer

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